Impax Reports Third Quarter 2017 Results

‒ Total Revenues of $206 Million; GAAP Loss Per Share of $0.69; Non-GAAP Adjusted Income Per Share of $0.23 ‒
‒ Significant Progress on Operational and Cost Improvement Plans ‒
‒ Company Announces Positive Results from Phase 2b Study of IPX203 ‒
‒ Company Narrows Full Year 2017 Guidance ‒

HAYWARD, Calif., November 9, 2017 – Impax Laboratories, Inc. (NASDAQ: IPXL), today announced third quarter 2017 financial results.

Total revenues in the third quarter 2017 were $206.4 million, a decrease of 9.4%, compared to $227.9 million in the prior year period as a decrease in sales of generic products was partially offset by an increase in sales of specialty products.

GAAP net loss was $49.4 million or a loss of $0.69 per share for the third quarter 2017, compared to a loss of $179.3 million or a loss of $2.51 per share in the prior year period. The third quarter 2017 results included a reserve charge for pre-launch product inventory due to delays in anticipated regulatory approvals, non-cash intangible asset impairment charges, and restructuring and severance charges related to the Company’s operational and cost improvement plans. The third quarter 2016 results include non-cash intangible asset impairment charges primarily related to the products acquired from Teva Pharmaceuticals Industries Ltd. and affiliates of Allergan plc (the “Teva Transaction”).

Adjusted net income was $16.7 million or $0.23 per share in the third quarter 2017, compared to $26.1 million or $0.37 per share in the prior year period, primarily due to lower product revenue caused by buyer consolidation and additional competition. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of all GAAP to non-GAAP items.

For the third quarter 2017, EBITDA (earnings before interest, taxes, depreciation and amortization) was a loss of $15.4 million, compared to a loss of $247.9 million in the prior year period, primarily as a result of the charges noted above. Adjusted EBITDA was $45.6 million, compared to $58.9 million in the prior year period. Cash and cash equivalents were $157.7 million as of September 30, 2017.

“This quarter saw us execute on our Path Forward long-term growth strategy with the announcement of the pending Amneal Pharmaceuticals transaction,” said Paul Bisaro, President and Chief Executive Officer of Impax. “The combination with Amneal will provide multiple opportunities to drive strong future growth, including investment in high-growth specialty assets. This combination will create a more diversified company with one of the industry’s leading high-value generic product pipelines with broad R&D capabilities across dosage forms. We are actively engaged in pre-integration planning and continue to target a close in the first half of 2018.”

“While our third quarter results were in line with our expectations, we continue to navigate the challenging generic market environment. As such, we accelerated our focus on aligning infrastructure to support standalone revenue and earnings growth, while closely controlling our expenses. We have made significant progress on our operational and cost improvement plan as we currently expect to complete the closure of our Middlesex, New Jersey packaging facility by the end of 2017, ahead of schedule. Additionally, we are in late-stage negotiations for the sale of our Taiwan manufacturing facility. If we are successful in selling our Taiwan facility by the end of the first quarter of 2018, we could realize the anticipated cost savings by the end of 2018, approximately one year ahead of schedule.”

Business Segment Information

The Company has two reportable segments, the Impax Generics division and the Impax Specialty Pharma division and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted.

Impax Generics Division Information
(Unaudited; In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Impax Generics Product sales, net	$151,098	$175,320	$436,134	$467,094
Cost of revenues	141,133	115,020	355,375	307,936
Cost of revenues impairment charges	13,623	256,462	52,903	258,007
Gross (loss) profit	(3,658)	(196,162)	27,856	(98,849)
Operating expenses:
Selling, general and administrative	5,570	6,103	20,072	12,442
Research and development	12,241	15,375	50,632	46,113
In-process research and development impairment charges	-	15,543	6,079	16,489
Patent litigation expense	28	147	715	416
Total operating expenses	17,839	37,168	77,498	75,460
Loss from operations	$(21,497)	$(233,330)	$(49,642)	$(174,309)

Gross margin	(2.4)%	(111.9)%	6.4%	(21.2)%
Adjusted gross profit (a)	$52,203	$76,873	$166,294	$192,634
Adjusted gross margin (a)	34.5%	43.8%	38.1%	41.2%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Generics division in the third quarter 2017 were $151.1 million, a decrease of 13.8%, compared to the prior year period. The decrease compared to the prior year period was primarily due to revenue reductions and increased competition on a few key products including metaxalone, fenofibrate and oxymorphone ER, partially offset by higher sales of epinephrine auto-injector, diclofenac sodium gel 3%, new product launches and products acquired as part of the Teva Transaction.

Gross margin in the third quarter 2017 was a loss of 2.4%, compared to a loss of 111.9% in the prior year period, primarily due to lower impairment charges during the current year period, partially offset by new product launch inventory reserves and facility closure costs. Adjusted gross margin in the third quarter 2017 declined to 34.5%, compared to 43.8% in the prior year period, primarily due to product sales mix and an increase in product reserves for short dated inventory and lower-cost-to-market adjustments on a few products acquired in the Teva Transaction,

Total operating expenses in the third quarter 2017 were $17.8 million, compared to $37.2 million in the prior year period. The decline was primarily due to in-process research and development impairment charges in the third quarter 2016 for which there were no comparable amounts in the current year period. Additionally, research and development expenses in the third quarter 2017 declined compared to the prior year period primarily as a result of the closure of the Company’s Middlesex, New Jersey research and development facility.

Impax Specialty Pharma Division Information
(Unaudited; In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Rytary® sales, net	$21,520	$19,807	$63,347	$52,030
Zomig® sales, net	13,899	15,257	36,081	39,963
All Other Specialty Pharma Product sales, net	19,875	17,525	57,315	66,920
Total revenues	55,294	52,589	156,743	158,913
Cost of revenues	17,603	21,853	53,269	49,916
Gross profit	37,691	30,736	103,474	108,997
Operating expenses:
Selling, general and administrative	16,135	16,358	49,279	46,309
Research and development	3,580	4,740	14,525	13,824
In-process research and development impairment charges	-	13,227	-	13,227
Patent litigation expense	1,612	3,132	3,167	6,111
Total operating expenses	21,327	37,457	66,971	79,471
Income (loss) from operations	$16,364	$(6,721)	$36,503	$29,526

Gross margin	68.2%	58.4%	66.0%	68.6%
Adjusted gross profit (a)	$46,792	$38,152	$122,239	$127,472
Adjusted gross margin (a)	84.6%	72.5%	78.0%	80.2%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Specialty Pharma division in the third quarter 2017 were $55.3 million, an increase of 5.1%, compared to the prior year period, driven by higher sales of Rytary® and the anthelmintic products franchise, partially offset by lower sales of Zomig®.

Gross margin in the third quarter 2017 was 68.2%, compared to 58.4% in the prior year period primarily due to product sales mix, lower amortization expenses and lower short dated inventory reserves. Adjusted gross margin in the third quarter 2017 was 84.6%, compared to 72.5% in the prior year period, primarily due to product sales mix and a decline in short dated inventory reserve.

Total operating expenses in the third quarter 2017 were $21.3 million, compared to $37.5 million in the prior year period. The decline was primarily due to in-process research and development impairment charges of $13.2 million in the third quarter 2016 for which there was no comparable amounts in the current year period. Additionally, total operating expenses in the third quarter 2017 declined compared to the prior year period due to lower research and development and patent litigation expenses.

Corporate and Other Information
(Unaudited; In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
General and administrative expenses	$31,880	$32,577	$82,904	$85,493
Unallocated corporate expenses	$(31,880)	$(32,577)	$(82,904)	$(85,493)

General and administrative expenses in the third quarter 2017 were $31.9 million, a decrease of 2.1% compared to the prior year period.

Interest expense in the third quarter 2017 was $13.6 million, an increase of $2.5 million compared to the prior year period, due to the $400.0 million Term Loan Facility entered into by the Company in the third quarter 2016 to finance the Teva Transaction.

2017 Financial Guidance

The Company’s full year 2017 financial guidance is noted below. The Company’s full year 2017 estimates are based on management’s current expectations, including with respect to prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events.

The Company does not provide forward-looking guidance metrics as outlined below on a GAAP basis as certain financial information, such as restructuring and impairment charges and other items used to determine such measures are not available and cannot be reasonably estimated. The following statements are forward looking and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor” below.

•	UPDATED - Adjusted gross margins as a percent of total revenue are expected to be approximately 47% (previously 47% to 49%).

•
UPDATED - Adjusted research and development expenses, including patent litigation expenses, across the generic and brand divisions of approximately $84 million to $88 million (previously $93 million to $97 million).

•	Adjusted selling, general and administrative expenses of approximately $190 million to $195 million.

•	Adjusted interest expense of approximately $28 million.

•	Capital expenditures of approximately $25 million to $30 million.

•	Effective tax rate of approximately 33%.

•	UPDATED - Full year 2017 adjusted net income per share of $0.60 to $0.65 (previously $0.55 to $0.70).

IPX203 Phase 2b Study Results

The Company recently completed the clinical phase of its Phase 2b study for IPX203, an investigational extended-release formulation of carbidopa-levodopa (CD-LD) in advanced Parkinson’s disease patients. The Company is evaluating next steps in the further development of IPX203.

In the multiple dose Phase 2b study, patients achieved an average 2.2 hours reduction in “Off” time during the IPX203 treatment period compared to during the IR CD-LD treatment period and 2.0 hours improvement in “Good On” time based on patient diary data. Treatment-emergent adverse events (TEAEs) reported in two or more subjects during IPX203 treatment included nausea, dizziness, and dyskinesia. Results from the multiple dose Phase 2b study confirmed earlier results of the Phase 2a single dose study.

The Phase 2b study was a randomized 2-week, multiple dose, multicenter, rater-blinded, active-controlled, crossover clinical trial that evaluated IPX203 compared to immediate-release (IR) CD-LD in patients with advanced Parkinson’s disease (PD). It enrolled 28 patients, ages 47 to 83 years, at 11 sites in the United States. The study evaluated the safety and efficacy of individualized doses of IPX203 based on a patient’s prestudy individualized regimen of CD-LD.

Conference Call Information

The Company will host a conference call with a slide presentation on November 9, 2017 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 95367972. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in the Company’s operating results and financial condition; the volatility of the market price of the Company’s common stock; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; the impact of competition; the effect of any manufacturing or quality control problems; the Company’s ability to manage its growth; risks related to acquisitions of or investments in technologies, products or businesses; the risks related to the sale or closure of our Taiwan manufacturing facility; effects from fluctuations in currency exchange rates between the U.S. dollar and the Taiwan dollar; risks relating to goodwill and intangibles; the reduction or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the Company’s ability to sustain profitability and positive cash flows; the impact of any valuation allowance on the Company’s deferred tax assets; the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; the availability of additional funds in the future; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements to settle patent litigations, product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of Numient® (IPX066) outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, rebates, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; changes in tax regulations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:
Mark Donohue
Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com

Impax Laboratories, Inc.
Consolidated Statements of Operations
(Unaudited; In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Impax Generics, net	$151,098	$175,320	$436,134	$467,094
Impax Specialty Pharma, net	55,294	52,589	156,743	158,913
Total revenues	206,392	227,909	592,877	626,007
Cost of revenues	158,736	136,873	408,644	357,852
Cost of revenues impairment charges	13,623	256,462	52,903	258,007
Gross profit (loss)	34,033	(165,426)	131,330	10,148

Operating expenses:
Selling, general and administrative	53,585	55,038	152,255	144,244
Research and development	15,821	20,115	65,157	59,937
In-process research and development impairment charges	-	28,770	6,079	29,716
Patent litigation expense	1,640	3,279	3,882	6,527
Total operating expenses	71,046	107,202	227,373	240,424
Loss from operations	(37,013)	(272,628)	(96,043)	(230,276)

Other income (expense):
Interest expense	(13,636)	(11,089)	(40,385)	(27,874)
Interest income	336	222	645	895
Reserve for Turing receivable	-	-	(2,670)	(48,043)
Gain on sale of intangible assets	-	-	11,850	-
Gain (loss) on disposal of property, plant and equipment	4,708	(33)	4,963	111
Loss on debt extinguishment	-	-	(1,215)	-
Change in fair value of contingent consideration	(6,333)	-	(7,075)	-
Fixed assets impairment charges	(828)	(134)	(3,022)	(134)
Other, net	352	(206)	(7,929)	9
Loss before income taxes	(52,414)	(283,868)	(140,881)	(305,312)
(Benefit from) provision for income taxes	(3,045)	(104,531)	27,336	(112,866)
Net loss	$(49,369)	$(179,337)	$(168,217)	$(192,446)

Net loss per common share:
Basic	$(0.69)	$(2.51)	$(2.34)	$(2.71)
Diluted	$(0.69)	$(2.51)	$(2.34)	$(2.71)

Weighted-average common shares outstanding:
Basic	71,924,592	71,331,247	71,775,537	71,033,346
Diluted	71,924,592	71,331,247	71,775,537	71,033,346

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; In thousands)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$157,658	$180,133
Accounts receivable, net	242,020	257,368
Inventory, net	172,786	175,230
Prepaid expenses and other current assets	60,734	18,410
Total current assets	633,198	631,141
Property, plant and equipment, net	223,192	233,372
Intangible assets, net	510,067	620,466
Goodwill	207,329	207,329
Deferred income taxes, net	17,090	69,866
Other non-current assets	58,278	60,844
Total assets	$1,649,154	$1,823,018

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$306,202	$303,605
Current portion of contingent consideration	25,000	-
Current portion of long-term debt, net	17,836	17,719
Total current liabilities	349,038	321,324
Long-term debt, net	767,935	813,545
Deferred income taxes	1,950	-
Other non-current liabilities	48,300	64,175
Total liabilities	1,167,223	1,199,044
Total stockholders' equity	481,931	623,974
Total liabilities and stockholders' equity	$1,649,154	$1,823,018

Impax Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; In thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(168,217)	$(192,446)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	85,378	63,101
Non-cash interest expense	19,289	16,604
Share-based compensation expense	19,672	23,375
Deferred income taxes, net and uncertain tax positions	53,626	(94,703)
Intangible asset impairment charges	58,982	287,723
Reserve for Turing receivable	2,670	48,043
Gain on sale of intangible assets	(11,850)	-
Gain on disposal of property, plant and equipment	(4,963)	(111)
Loss on debt extinguishment	1,215	-
Change in fair value of contingent consideration	7,075	-
Fixed asset impairment charges	3,022	134
Other	(1,018)	-
Changes in assets and liabilities which used cash	(18,072)	(47,663)

Net cash provided by operating activities	46,809	104,057

Cash flows from investing activities:
Payment for business acquisition	-	(585,800)
Purchases of property, plant and equipment	(24,177)	(31,860)
Proceeds from sales of property, plant and equipment	9,105	1,346
Proceeds from sales of intangible assets	11,850	-
Proceeds from cash surrender value of life insurance policy	529	-
Payments for licensing agreements	-	(3,500)
Proceeds from repayment of Tolmar loan	-	15,000

Net cash used in investing activities	(2,693)	(604,814)

Cash flows from financing activities:
Proceeds from issuance of term loan	-	400,000
Repayment of term loan	(65,000)	-
Payment of deferred financing fees	(818)	(11,867)
Payment of withholding taxes related to restricted stock awards	(2,668)	(5,782)
Proceeds from exercise of stock options and ESPP	847	9,137

Net cash (used in) provided by financing activities	(67,639)	391,488

Effect of exchange rate changes on cash and cash equivalents	1,048	1,041
Net decrease in cash and cash equivalents	(22,475)	(108,228)
Cash and cash equivalents, beginning of period	180,133	340,351
Cash and cash equivalents, end of period	$157,658	$232,123

Impax Laboratories, Inc.
Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net loss, GAAP net loss per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to adjusted net income:
(Unaudited; In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss	$(49,369)	$(179,337)	$(168,217)	$(192,446)
Adjusted to add (deduct):
Amortization (a)	17,015	18,367	51,466	39,604
Non-cash interest expense (b)	6,547	5,890	19,289	16,605
Business development expenses (c)	2,888	2,072	3,037	4,289
Intangible asset impairment charges (d)	13,623	285,232	58,982	287,723
Reserve for Turing receivable (e)	-	-	2,670	48,043
Turing legal expenses (f)	214	5,443	(191)	5,443
Restructuring and severance charges (g)	10,937	5,600	27,673	12,191
Fixed asset impairment charges (h)	-	-	1,894	-
Lease termination for office consolidation (i)	-	144	-	144
Gain on sale of intangible assets (j)	-	-	(11,850)	-
Gain on disposal of property, plant and equipment (k)	(4,379)	-	(4,729)	-
Loss on debt extinguishment (l)	-	-	1,215	-
Middlesex plant closure (m)	4,334	-	9,314	-
New product launch inventory reserve (n)	20,478	-	20,478	-
Legal settlements (o)	-	-	7,900	-
Other (p)	6,393	622	9,610	922
Income tax effect (q)	(11,998)	(117,884)	9,009	(150,504)
Adjusted net income	$16,683	$26,149	$37,550	$72,014

Adjusted net income per diluted share	$0.23	$0.37	$0.52	$1.00
Net loss per diluted share	$(0.69)	$(2.51)	$(2.34)	$(2.71)

Diluted weighted-average common shares outstanding	72,172,296	71,542,153	71,775,803	71,840,480

Impax Laboratories, Inc.
Non-GAAP Financial Measures

(a)
Reflects amortization of intangible assets from the portfolio of products acquired from Teva Pharmaceuticals Industries Ltd. and affiliates of Allergan plc (the “Teva Transaction”) in August 2016 and from the acquisition of Tower Holdings, Inc. and its subsidiaries in March 2015 (the “Tower Acquisition”).

(b)
Related to non-cash accretion of debt discount attributable to deferred financing costs associated with the $400.0 million term loan facility (the “Term Loan Facility”) to finance the Teva Transaction and the $600.0 million of outstanding 2% convertible senior notes, as well as bifurcation of the conversion option of the convertible notes.

(c)
Business development expenses are professional fees primarily related to the Teva Transaction and the proposed combination with Amneal Pharmaceuticals that the Company announced in the fourth quarter of 2017.

(d)
The Company recognized $13.6 million in intangible asset impairment charges during the three months ended September 30, 2017, all of which was recognized in cost of revenues impairment charges and entirely attributable to one currently marketed product, acquired as part of the Teva Transaction. The impairment charge was the result of continued price erosion during the quarter with no offsetting increase in customer demand, resulting in lower expected future cash flows.

(e)
The Company recorded a reserve in the amount of $48.0 million during the first quarter 2016, representing the full amount of the estimated receivable due from Turing Pharmaceuticals AG as a result of the uncertainty of the Company collecting the reimbursement amounts owed by Turing related to the Company’s sale of Daraprim® to Turing. During the fourth quarter of 2016, the Company received $7.7 million in payments from Turing. During the nine month period ended September 30, 2017, the Company increased the reserve balance by $3.6 million to reflect additional estimated Medicaid rebate claims due from Turing. The Company received an additional $0.9 million of payments from Turing during the second quarter of 2017. As of September 30, 2017, the $43.0 million estimated receivable due from Turing was fully reserved.

(f)
The Company recorded a credit in the first quarter 2017 for legal fees incurred as a result of the Company’s litigation against Turing alleging breach of the terms of the Turing Asset Purchase Agreement in the Company’s sale of Daraprim® resulting from Turing’s failure to reimburse the Company for chargebacks and Medicaid rebate liability.

(g)
During the third quarter 2017, the Company recorded restructuring and severance charges of $4.1 million related to the March 2016 announced closure of the Company’s Middlesex, New Jersey manufacturing and packaging site. Additionally, the Company recorded restructuring and severance charges of $6.9 million in the third quarter 2017 primarily related to the closure of generic research and development activities at the Middlesex site as well as the announced sale or closure of its Taiwan manufacturing facility as part of the Company’s consolidation and improvement plan announced in May 2017. During the third quarter of 2016, the Company recorded restructuring and severance charges of $5.5 million related to the closure of its Middlesex manufacturing and packaging site.

(h)	The Company recorded an impairment charge relating to obsolete software in the second quarter 2017.

(i)	During the third quarter 2016, the Company consolidated its three Pennsylvania locations into a new leased facility in Fort Washington, Pennsylvania.

(j)
During the second quarter 2017, the Company recorded a gain on the sale of 29 ANDAs and one NDA for non-strategic approved generic products, the vast majority of which were not marketed, and all acquired as part of the Tower Acquisition.

(k)	During the third quarter 2017, the Company recognized a gain of $4.4 million related to the sale of a storage warehouse in Hayward, California.

(l)
In the first quarter 2017, the Company voluntarily prepaid $50.0 million of principal on Term Loan Facility, resulting in a loss on debt extinguishment of $1.2 million incurred to write-off a pro-rated portion of the related deferred debt issuance costs.

(m)
During the third quarter 2017, the Company recorded underabsorption charges in cost of goods sold related to the closure of its Middlesex, New Jersey facility, which ceased production activities at the end of the first quarter 2017.

(n)	During the third quarter 2017, the Company recorded a pre-launch inventory reserve of $20.5 million, primarily related to colesevelam (generic Welchol®).

(o)
During the second quarter 2017, the Company recorded $7.9 million of legal settlement expenses related to the potential settlement of certain current outstanding litigation, a portion of which includes the expenses related to the settlement of the contract dispute with Endo International plc.

(p)
During the third quarter 2017, the Company recorded charges totaling $6.4 million related to a milestone payment to a third party partner under the terms of a research and development agreement and the change in the fair value of a contingent consideration due to Teva related to methylphenidate hydrochloride (generic Comcerta®).

(q)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdiction in which the Company operates and includes current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

The following table reconciles reported net loss to adjusted EBITDA:
(Unaudited, In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss	$(49,369)	$(179,337)	$(168,217)	$(192,446)
Adjusted to add (deduct):
Interest expense	13,636	11,089	40,385	27,874
Interest income	(336)	(222)	(645)	(895)
Income taxes	(3,045)	(104,531)	27,336	(112,866)
Depreciation and amortization	23,708	25,059	72,161	59,350
EBITDA	(15,406)	(247,942)	(28,980)	(218,983)

Adjusted to add (deduct):
Share-based compensation expense	6,490	7,713	19,672	23,375
Business development expenses	2,888	2,072	3,037	4,289
Intangible asset impairment charges	13,623	285,232	58,982	287,723
Reserve for Turing receivable	-	-	2,670	48,043
Turing legal expenses	214	5,443	(191)	5,443
Restructuring and severance charges	10,937	5,600	27,673	12,191
Fixed asset impairment charges	-	-	1,894	-
Lease termination for office consolidation	-	144	-	144
Gain on sale of intangible assets	-	-	(11,850)	-
Gain on disposal of property, plant and equipment	(4,379)	-	(4,729)	-
Loss on debt extinguishment	-	-	1,215	-
Middlesex plant closure	4,334	-	9,314	-
New product launch inventory reserve	20,478	-	20,478	-
Legal settlements	-	-	7,900	-
Other	6,393	622	9,610	922
Adjusted EBITDA	$45,572	$58,884	$116,695	$163,147

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited; In thousands)

The following table reconciles reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cost of revenues	$158,736	$136,873	$408,644	$357,852
Cost of revenues impairment charges	13,623	256,462	52,903	258,007
Adjusted to deduct:
Amortization	17,015	18,367	51,466	39,604
Intangible asset impairment charges	13,623	256,462	52,903	258,007
Business development	55	-	112	-
Restructuring and severance charges	9,502	5,569	23,042	12,294
Lease termination for office consolidation	-	53	-	53
Middlesex plant closure	4,334	-	9,314	-
New product launch inventory reserve	20,478	-	20,478	-
Adjusted cost of revenues	$107,352	$112,884	$304,232	$305,901

Adjusted gross profit (a)	$99,040	$115,025	$288,645	$320,106
Adjusted gross margin (a)	48.0%	50.5%	48.7%	51.1%

Research and development expenses	$15,821	$20,115	$65,157	$59,937
In-process research and development impairment charges	-	28,770	6,079	29,716
Adjusted to deduct:
Intangible asset impairment charges	-	28,770	6,079	29,716
Restructuring and severance charges	356	-	3,281	-
Other	60	622	2,535	922
Adjusted research and development expenses	$15,405	$19,493	$59,341	$59,015

Selling, general and administrative expenses	$53,585	$55,038	$152,255	$144,244
Adjusted to deduct:
Business development expenses	2,833	2,072	2,925	4,289
Turing legal expenses	214	5,443	(191)	5,443
Restructuring and severance charges	511	31	782	72
Lease termination for office consolidation	-	92	-	92
Adjusted selling, general and administrative expenses	$50,027	$47,400	$148,739	$134,348

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited; In thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin:

Impax Generics Division Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cost of revenues	$141,133	$115,020	$355,375	$307,936
Cost of revenues impairment charges	13,623	256,462	52,903	258,007
Adjusted to deduct:
Amortization	13,181	10,951	39,964	21,129
Intangible asset impairment charges	13,623	256,462	52,903	258,007
Restructuring and severance charges	4,245	5,569	15,779	12,294
Lease termination for office consolidation	-	53	-	53
Middlesex plant closure	4,334	-	9,314	-
New product launch inventory reserve	20,478	-	20,478	-
Adjusted cost of revenues	$98,895	$98,447	$269,840	$274,460

Adjusted gross profit (a)	$52,203	$76,873	$166,294	$192,634
Adjusted gross margin (a)	34.5%	43.8%	38.1%	41.2%

Impax Specialty Pharma Division Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cost of revenues	$17,603	$21,853	$53,269	$49,916
Adjusted to deduct:
Amortization	3,834	7,416	11,502	18,475
Restructuring and severance charges	5,257	-	7,263	-
Adjusted cost of revenues	$8,512	$14,437	$34,504	$31,441

Adjusted gross profit (a)	$46,782	$38,152	$122,239	$127,472
Adjusted gross margin (a)	84.6%	72.5%	78.0%	80.2%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited; In thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported (loss) income from operations to adjusted income from operations:

Impax Generics Division Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP loss from operations	$(21,497)	$(233,330)	$(49,642)	$(174,309)
Adjusted to add (deduct):
Amortization	13,181	10,951	39,964	21,129
Intangible asset impairment charges	13,623	272,005	58,982	274,496
Restructuring and severance charges	4,601	5,569	19,060	12,294
Lease termination for office consolidation	-	144	-	144
Payments for licensing agreements	60	622	2,535	922
Middlesex plant closure	4,334	-	9,314	-
New product launch inventory reserve	20,478	-	20,478	-
Adjusted income from operations	$34,780	$55,961	$100,691	$134,676

Impax Specialty Pharma Division Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP income (loss) from operations	$16,364	$(6,721)	$36,503	$29,526
Adjusted to add:
Amortization	3,834	7,416	11,502	18,475
Intangible asset impairment charges	-	13,227	-	13,227
Restructuring and severance charges	5,367	-	7,373	-
Adjusted income from operations	$25,565	$13,922	$55,378	$61,228